Board of Directors
Intelligent Communication Enterprise Corporation
1515 Market Street
Suite 1210
Philadelphia
PA  19102
USA

Dear Sirs

OFFER TO PURCHASE ICE CORP'S MESSAGING BUSINESSES

I represent Bakel AB and Skantek Group Limited as Director in both companies.  We hereby put this offer as detailed in the attached Annex A for the acquisition of ICE Mobile Sdn Bhd and ICE Messaging Pte Ltd subject to a limited due diligence the scope of which is attached as Annex B to this letter.

We seek your cooperation to let us have your decision within the next five business days as we aim to conclude the acquisition on May 9, 2011 (date of Closing).  Please indicate your decision in the attached letter in Annex C.

Yours sincerely

/s/ Fredrik Ramén

Fredrik Ramén
Director
Bakel AB,
Director,
Skantek Group Ltd

OFFER TO ACQUIRE	Annex A

OFFERER:

Bakel AB
Hemvarnsgatan 17, 9tr
SE - 174 54 SOLNA
Sweden

And

Skantek Group Ltd
Vanterpool Plaza,
Wickhams Cay I, 2nd Floor
Road Town, Tortola,
British Virgin Islands

Hereinafter collectively referred to as Offerer.

SELLER

Intelligent Communication Enterprise Corporation
1515 Market Street
Suite 1210
Philadelphia
PA  19102
USA

OFFER:

1.
Subject to the express condition that the seller observes, respects and conforms to all clauses and stipulations stated in this Offer to Purchase, the Offeror offers to purchase from the Seller, at the price indicated hereafter, the balance sheets as they stood on 30 April 2011 of the businesses operating under the names, and hereinafter referred to as "the Business",

a.	ICE Mobile Sdn Bhd, and
b.	ICE Messaging Pte Ltd
2.	The Business, based on the Balance Sheets as they stood on April 30, 2011 of the companies referred to above, includes:
a.
all computer equipment, intellectual property, software, third-party and internally developed computer programs, all tools and accessories used in the operation of the Business, list of clients, list of suppliers, order books, agreements, franchises, royalties, technology, subsidy rights and generally all other assets that are recorded in the books of the Business and being utilized in its operation;

b.
all rights, titles, interests of the seller of the work in progress, accounts receivable of the Business, including provincial and federal tax refunds and credits, and any and all rights, titles interests of the Seller in any Agreement, insofar as the Offerer considers it beneficial to the Business;

c.
all trademarks, corporate and commercial names, whether registered or not, used or having been used by the Business, and all rights resulting from their use with regards to the operation of the Business as well as those intended in the said operation;

d.	all rights, titles and interests of the Seller in patents, designs and royalties used or intended for use in the operation of the Business;
e.	all permits and licenses related to the operation of the Business, insofar as they are transferable with a change in ownership of the Business; and
f.
all reports financial statements, accounting books, accounting applications, logos, telephone numbers, fax numbers, website domain names, studies, analysis, compilation systems, accounts payable, bank accounts used for the operation of the Business.

3	The Offerer proposes to acquire the Business by acquiring 100% of the issued and outstanding shares of the Business on the date of closing.
4.	Consideration: the total consideration for the proposed acquisition of the Business is as follows:
a.	Two million three hundred and seventy thousand United States Dollars to be transferred to the Seller's designated bank account in two tranches as follows:
i.	Two million US Dollars within five (5) business days from the acceptance of this offer by ICE Corp, and
ii.	Three hundred and seventy thousand US Dollars on the later of the date of Closing or the date of completion of the limited due diligence as outlined in Annex B herein; and
b.	One hundred and ten million shares of Intelligent Communication Enterprise Corporation to be signed off on the date of closing to be transferred back to ICE Corp.
5.	Conditions: the offer is subject to the following conditions:
a.	Offerer shall conduct a limited due diligence as per the scope attached as Annex B within 10 business days of the Seller accepting this Offer.
b.
Seller shall deposit sufficient cash into the bank accounts operated by the Business to pay for any shortfall difference between cash balance, accounts receivable and accounts payable on the date of completion. Such deposit shall be made within 24 hours of Closing.

c.	Seller shall settle in full all non trade related debt owed by the Business on April 30, 2011 or those accrued between this date and the date of Closing, within 24 hours of Closing.
d.	The Offerer reserves the right to withhold any amounts outstanding and not settled by the Seller as required in 5(a) and 5(b) above from the second tranche payment as provided in 4(a)(ii) above.

Annex B

Limited Due Diligence to be carried out by appointee of the Offerer:

1.           Company Secretarial Records.

The purpose of this would be to ensure that all transactions within the company are properly documented.

i)	Review minutes book for each company within the group. Make copies of all minutes of meetings especially those that pertain to: -

a)           Purchases and disposals of fixed assets if any;
b)           Changes in the authority of the directors as agents of the company;
c)           Appointment of new directors; and
d)           Resignation of present directors.

ii)	Review Register of Shareholders, Directors, Managers and Secretaries. Make copies of: -

a)           Details of all shareholders, directors, managers and secretaries; and
b)           Make note of any changes in the above.

iii)	Registration and approval with MSC (Putrajaya).

2.	Company Finance (Period ending 31st December 2010 and four months to April 2011.

i)	For the profit and loss, review and prepare first quarter 2011 profit and loss and make best estimates for April 2011: -

a)           Turnover;
b)           Gross Profit;
c)           Profit before Tax;
d)           Tax; and
e)           Profit after Tax.

ii)	For the Balance Sheet, analyse: -

a)	Fixed Assets: Ascertain location of the assets and replacement plans if there are any.

b)	Current Assets vs Current Liabilities disregarding intercompany and related party transactions.

Debtors - Check for recoverability of debtors and aging Current Liabilities: Creditors and contingencies.

c)	Long Term Liabilities: Charges or securities, terms of loan, Analysis of Debt equity.

d)	Make sure that bank balances agree. Do bank reconciliation if necessary.

e)
Prepare and confirm balance sheets as at 30 April 2011 for both companies for closing highlighting all non trade related assets and liabilities so that upon closing these amounts can be settled appropriately between the buyers and the seller.

3.	Miscellaneous.

i)	Legal file review: for each company pertaining to incorporation and other salient issues. Review for any potential litigation and contingent liabilities.

ii)	Ensure all customer and supplier contracts that existed outside ICE Mobile Sdn Bhd and within ICE Corp relating to the Messaging business are transferred from ICE Corp to ICE Messaging Pte Ltd.

iii)	Evidence of submission - Taxation, both company and individual, statutory deductions pertaining to employment.

Annex C

Seller's Response

[date]

Fredrik Ramén
Director
Bakel AB
Hemvarnsgatan 17, 9tr
SE- 174 54 SOLNA, Sweden

Dear Sir,

We are in receipt of your offer dated May 2, 2011.

We are please to inform you that our Board of Directors has approved your offer and authorized me to accept the same on behalf of Intelligent Communication Enterprise Corporation.

Yours sincerely

Name
Title

[Intelligent Communication Enterprise Corp letterhead]

May 4, 2011

Fredrik Ramén
Director
Bakel AB
Hemvarnsgatan 17, 9tr
SE- 174 54 SOLNA, Sweden

Dear Mr. Ramén,

We have received your 'Offer to Purchase ICE Corp's Messaging Business' dated May 2, 2011 (the "Offer"). Please accept this letter as our official response to the Offer.

Having studied the Offer and having sought the necessary approvals, we are pleased to inform you that our Board of Directors has approved the Offer and authorized me to accept the same on behalf of Intelligent Communication Enterprise Corporation (ICE Corp).

Please proceed to initiate the limited due diligence referred to in the Offer. Our Finance and Administration departments have been instructed to fully cooperate to enable you to complete the due diligence as soon as possible.

Please find below the bank account details for the transfer of funds to ICE.Corp.

Name of Account:	ICE Corp (Holding Co)
Account No:	[purposely withheld]
Bank:	HSBC Limited
SWIFT:	HSBCSGSG
Bank Address:	21, Collyer Quay # 08-01, HSBC Building, Singapore 049320

Yours sincerely

/s/ Bala Balamurali

Bala Balamurali
CEO

13 Spottiswoode Park Road
Singapore 088640
Tel : +65 6324 0225
Fax: +65 63241305
www.icecorpasia.corn